Exhibit 10.20

AMENDMENT NO. 1 TO CONDITIONAL WAIVER OF COVENANT

This Amendment No. 1 to the Conditional Waiver of Covenant (this “Amendment”) is entered into as of June 4, 2026, by and between OFA Group, a Cayman Islands exempted company (the “Company”), and Atsion Opportunity Fund LLC – Series 1, a Delaware limited liability company (the “Investor”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Waiver (as defined below) or the Purchase Agreement (as defined below), as applicable.

RECITALS

WHEREAS, the Company and the Investor are parties to that certain Purchase Agreement dated as of July 14, 2025 (the “Purchase Agreement”);

WHEREAS, the Company and the Investor are parties to that certain Conditional Waiver of Covenant dated as of March 25, 2026 (the “Waiver”);

WHEREAS, Section 4.1 of the Waiver sets forth a schedule for the payment of the Commitment Fee, including: (a) $350,000 within five (5) days from the date that the Registration Statement in connection with the Purchase Agreement is declared effective by the SEC (the “Effective Date”), (b) $300,000 at the three (3) month anniversary of the Effective Date, and (c) the remaining balance of the Commitment Fee on the date that is the six (6) month anniversary of the Effective Date;

WHEREAS, Section 4.1(e) of the Waiver provides that in the event the Company fails to make any payment when due, the entire remaining unpaid balance of the Commitment Fee shall, at the Investor’s election, become immediately due and payable, and liquidated damages shall accrue at one percent (1%) of the Commitment Fee each day;

WHEREAS, the parties wish to provide the Investor with additional security for the Company’s payment obligations under the Waiver by authorizing the issuance of the Company’s Ordinary Shares to the Investor in the event of a Payment Default (as defined below) in lieu of the corresponding Unpaid Amount;

WHEREAS, the capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement and Waiver; and

WHEREAS, the parties wish to amend the Waiver to memorialize such arrangement and to authorize the Company to deliver irrevocable instructions to the Company’s transfer agent in connection therewith.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS

“Conversion Price” shall have the meaning below.

“Default Shares” means, with respect to any Payment Default, a number of the Company’s Ordinary Shares equal to the Unpaid Amount divided by the Conversion Price; provided, however, that in no event shall the number of aggregate shares exceed 3,000,000 Ordinary Shares.

“Irrevocable Transfer Agent Instructions” means those certain Irrevocable Transfer Agent Instructions to be delivered by the Company to the Transfer Agent substantially in the form attached hereto as Exhibit A.

“Payment Default” means the failure of the Company to make any Scheduled Payment on or before its applicable due date.

“Payment Default Date” means the date on which a Payment Default occurs.

“Scheduled Payments” means the payments required to be made by the Company to the Investor pursuant to Section 4.1 of the Waiver.

“Share Transfer Date” means any Trading Day following a Payment Default Date when the Investor elects to deliver an Investor Certification to the Transfer Agent.

“Trading Day” means any day on which the Company’s Ordinary Shares are traded on the Principal Market on which such Ordinary Shares are then listed or quoted.

“Transfer Agent” means Clear Trust, LLC, or any successor transfer agent appointed by the Company.

“Unpaid Amount” means (i) in the case of an acceleration election by the Investor pursuant to Section 4.1(e) of the Waiver, the entire remaining unpaid balance of the Commitment Fee as of the Payment Default Date, plus any accrued liquidated damages, or (ii) in the case of an issuance election without acceleration, the amount of the Scheduled Payment that was not timely made.

2. EQUITY CONVERSION RIGHT

Section 4 of the Waiver is hereby amended to add the following new Section 4.2:

4.2 Equity Conversion Right Upon Payment Default.

(a) Grant of Conversion Right. In the event of a Payment Default, the Company may elect to convert all or any portion of the Unpaid Amount into Default Shares, in which event the Investor shall deliver an Investor Certification (as defined in the Irrevocable Transfer Agent Instructions) to the Transfer Agent.

(b) Conversion Price. The Conversion Price for any conversion pursuant to this Section 4.2 shall be the volume-weighted average price (“VWAP”) of the Company’s Ordinary Shares on the Trading Day immediately preceding the Share Transfer Date.

(c) Issuance of Default Shares. Upon delivery of an Investor Certification to the Transfer Agent in accordance with the Irrevocable Transfer Agent Instructions, the Transfer Agent shall issue to the Investor (or its designee) the number of Default Shares specified in such Investor Certification within two (2) Business Days.

(d) Reserved Shares. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares sufficient to satisfy its obligations to issue Default Shares pursuant to this Section 4.2. As of the date hereof, the Company has reserved 500,000 Ordinary Shares for such purpose. In the event the number of Reserved Shares is insufficient to satisfy any issuance obligation pursuant to this Section 4.2, the Company shall promptly take all corporate action necessary to increase the number of authorized Ordinary Shares or otherwise make available a sufficient number of Ordinary Shares.

(e) No Limitation on Other Remedies. The Investor’s right to receive Default Shares pursuant to this Section 4.2 shall be in addition to, and not in limitation of, any other rights or remedies available to the Investor under this Waiver, the Purchase Agreement, or applicable law, including the right to accelerate the remaining balance of the Commitment Fee and to receive liquidated damages pursuant to Section 4.1(e).

(f) Share Dividends. The number of Default Shares issuable upon a Payment Default shall be appropriately adjusted for any stock splits, stock dividends, combinations, recapitalizations, or similar events affecting the Company’s Ordinary Shares occurring after the date of this Amendment.

Section 4 of the Waiver is hereby further amended to add the following new Section 4.3:

4.3 S-1 Filing and Response Obligations.

(a) Filing Deadline. The Company shall file the amended Registration Statement on Form S-1 (the “Amended S-1”) with the Securities and Exchange Commission (the “SEC”) no later than 5 Business Days following the execution of this Amendment No. 1 (the “Filing Deadline”) registering 3,000,000 Ordinary Shares representing Default Shares issuable hereunder, if any.

(b) SEC Comment Response. In the event the SEC issues any comments, requests for additional information, or other correspondence with respect to the Amended S-1 or any subsequent amendment thereto, the Company shall use reasonable efforts to file a responsive amendment or correspondence addressing such comments no later than fourteen (14) calendar days following the Company’s receipt thereof, subject to the availability of financial statements in compliance with the SEC requirements.

(c) Cure Period. In the event the Company fails to comply with its obligations under Section 4.3(a) or Section 4.3(b) within the applicable time period, the Company shall have a cure period of ten (10) Business Days following receipt by the Company of written notice from the Investor of such non-compliance to remedy the applicable failure (the “S-1 Cure Period”).

(d) Acceleration of Commitment Fee. If the Company fails to cure such non-compliance within the S-1 Cure Period, the entire unpaid balance of the Commitment Fee shall become immediately due and payable in cash, without further notice or demand from the Investor.

3. IRREVOCABLE TRANSFER AGENT INSTRUCTIONS

The Company hereby covenants and agrees that, concurrently with the execution of this Amendment, the Company shall execute and deliver to the Transfer Agent the Irrevocable Transfer Agent Instructions substantially in the form attached hereto as Exhibit A. The Company shall not revoke, modify, amend, or rescind the Irrevocable Transfer Agent Instructions without the prior written consent of the Investor.

4. REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Investor that:

(a) The Company has full power and authority to execute, deliver, and perform this Amendment and the Irrevocable Transfer Agent Instructions;

(b) This Amendment and the Irrevocable Transfer Agent Instructions have been duly authorized, executed, and delivered by the Company and constitute legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms;

(c) The execution, delivery, and performance of this Amendment and the Irrevocable Transfer Agent Instructions do not and will not conflict with or result in a breach of the Company’s organizational documents or any material agreement to which the Company is a party;

(d) The Company has reserved 500,000 Ordinary Shares  for issuance as Default Shares; and

(e) The issuance of Default Shares pursuant to this Amendment and the Irrevocable Transfer Agent Instructions has been duly authorized by all necessary corporate action on the part of the Company.

5. NO OTHER AMENDMENTS

Except as expressly amended by this Amendment, the Waiver shall remain in full force and effect in accordance with its terms. This Amendment shall not constitute a waiver of any provision of the Waiver or any rights or remedies of the Investor thereunder.

6. GOVERNING LAW

This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule.

7. COUNTERPARTS

This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronic signatures and signatures delivered by email in PDF format shall be deemed original signatures.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

COMPANY:

OFA GROUP

By:
Name:	Li Hsien Wong
Title:	CEO

INVESTOR:

ATSION OPPORTUNITY FUND LLC – SERIES 1

By:
Name:	John Salemi
Title:	Authorized Signatory

Exhibit A